Exhibit 23.1

The Board of Directors and Stockholders

Alterra Capital Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-167035) on Form S-3 and in the registration statements (No. 333-167033, No. 333-151211, No. 333-150660, No. 333-131951, and No. 333-69092) on Forms S-8 of Alterra Capital Holdings Limited of our reports dated February 24, 2012, with respect to the consolidated balance sheets of Alterra Capital Holdings Limited as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Alterra Capital Holdings Limited.

/s/ KPMG
Hamilton, Bermuda
February 24, 2012